Exhibit 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

Helius Medical Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to be Paid
	Equity	Class A Common Stock, par value $0.001 per share, to be issued under the Helius Medical Technologies, Inc. 2022 Equity Incentive Plan	Other	1,757,857	(2)	$0.9650	(3)	$1,696,332.01	(3)	0.0001476	$250.38
	Equity	Class A Common Stock, par value $0.001 per share, to be issued under the Helius Medical Technologies, Inc. 2022 Equity Incentive Plan	Other	69,052	(4)	$0.8640	(5)	$59,660.93	(5)	0.0001476	$8.81
	Equity	Class A Common Stock, par value $0.001 per share, to be issued under the Helius Medical Technologies, Inc. 2021 Inducement Plan	Other	150,000	(6)	$0.8640	(5)	$129,600	(5)	0.0001476	$19.13
Total Offering Amounts								$1,885,592.93			$278.31
Total Fees Previously Paid											$--
Total Fee Offsets											$--
Net Fee Due											$278.31

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock that become issuable under the plan set forth herein by reason of any stock dividend, stock split, reclassification, recapitalization, spin-off or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s common stock, as applicable.

(2)	Consists of shares issuable upon exercise of stock options that have been granted under the 2022 Equity Incentive Plan (“2022 Plan”) pursuant to the First Amendment to the 2022 Equity Incentive Plan that was approved by the Board on May 30, 2024 and approved by the Registrant’s stockholders at the Registrant’s Annual Meeting of Stockholders on June 27, 2024 (the “Amendment”).

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to paragraph (h) of Rule 457 under the Securities Act. The proposed maximum offering price per share is based upon the exercise price for the shares of Class A common stock underlying outstanding stock options pursuant to Rule 457(h) under the Securities Act.

(4)	Consists of shares reserved for future issuance under the 2022 Plan pursuant to the Amendment.

(5)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based on the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on July 17, 2024.

(6)	Consists of shares reserved for grant under the 2021 Inducement Plan pursuant to an amendment to the 2021 Inducement Plan that was approved by the Board on July 2, 2024.